CLIFFS

NEWS RELEASE

Cliffs Natural Resources Inc. Appoints Susan Green to Board of Directors

CLEVELAND – Oct. 17, 2014 – Cliffs Natural Resources Inc. **(NYSE: CLF)** today announced that it has appointed Susan M. Green to its Board of Directors, effective Oct. 15, 2014. Ms. Green is the former Deputy General Counsel, U.S. Congressional Office of Compliance. She previously served on Cliffs' Board from July 2007 through July 2014.

Lourenco Goncalves, Chairman, President and Chief Executive Officer of Cliffs stated, "We are pleased that Susan Green accepted our invitation to rejoin Cliffs' Board. Susan brings several years of very good work in Washington, DC, where she has always been a voice for the men and women working in our mines."

Cliffs also announced that Janice K. Henry resigned from the Company's Board of Directors, effective Oct. 15, 2014. Ms. Henry had served as a director since Sept. 2009, and was Chair of the Audit Committee since April 2013 until her resignation from the Board. John T. Baldwin, a current member of the Audit Committee, has been appointed as Chair of the Committee effective Oct. 15, 2014.

With the addition of Susan Green and the resignation of Janice Henry, the Board continues to be constituted by nine members - Cliffs' CEO Lourenco Goncalves as Chairman of the Board, and eight independent directors: Gabriel Stoliar, Joe Rutkowski, Robert Fisher, Douglas Taylor, James Sawyer, John Baldwin, Michael Siegal and Susan Green.

About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is a leading mining and natural resources company. The Company is a major iron ore producer in the Great Lakes region and a significant producer of high-and low-volatile metallurgical coal in the U.S. Additionally, Cliffs operates iron ore mines in Eastern Canada and an iron mining complex in Western Australia. Driven by the core values of social, environmental and capital stewardship, Cliffs' employees endeavor to provide all stakeholders operating and financial transparency. News releases and other information on the Company are available at: http://www.cliffsnaturalresources.com.

Contact:
Patricia Persico
Director, Global Communications
(216) 694-5316

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